Exhibit C



                              July  3,  1997



Mr.  James  R.  Elsesser
Vice  President  and  CFO
Ralston  Purina  Company
Checkerboard  Square  -  15T
St.  Louis,  MO    63164

Dear  Mr.  Elsesser:

     This letter amends the Shareholder Agreement dated July 22, 1995 by and among Interstate Bakeries Corporation ("IBC"), Ralston Purina Company ("Ralston") and VCS Holding Company (the "Shareholder Agreement").

     The parties agree that if the consummation of the SAILS transaction occurs between July 22, 1997 and August 15, 1997, then certain provisions of the Shareholder Agreement shall be deemed amended as set forth below. If the SAILS transaction is consummated prior to July 22, 1997 or is not consummated by August 15, 1997, then the Shareholder Agreement shall not be deemed to be amended as set forth below.

1.          The phrase "until the sixth anniversary date of this Agreement" in
Section 2.1 of the Shareholder Agreement shall be replaced with "until 24 days after the sixth anniversary date of this Agreement."

2. The phrase "commencing on the fifth anniversary date of this Agreement" in Section 9.1(a) of the Shareholder Agreement shall be replaced with "commencing on the 24th day after the fifth anniversary of the date of this Agreement."

3. The phrase "within one (1) year following the expiration of the fifth anniversary date" in Section 9.1(c) of the Shareholder Agreement shall be replaced with "within one (1) year and 24 days following the expiration of the fifth anniversary date."

4.     The phrase "on the fifth anniversary date of this Agreement" in Section
10.6 of the Shareholder Agreement shall be replaced with "on the 24th day after the fifth anniversary date of this Agreement."

5.       The phrase "which is five (5) years from the date hereof;" in Section
11.15 of the Shareholder Agreement shall be replaced with "which is five (5) years and 24 days from the date hereof;" and the phrase "which is six (6) years from the date hereof" in Section 11.15 shall be replaced with "which is six (6) years and 24 days from the date hereof."

     If the foregoing is acceptable to you, please indicate by signing two of the originals of each of this letter where indicated and return them to us.

                              INTERSTATE  BAKERIES  CORPORATION


                              By:    /s/  Ray  Sandy  Sutton
                                     -----------------------
                              Name:          Ray  Sandy  Sutton
                              Title:          Vice  President



RALSTON  PURINA  COMPANY



By:  /s/James  R.  Elsesser
   ------------------------
Name:          James  R.  Elsesser
Title:          Vice  President  and  CFO


cc:          James  M.  Neville,  Esq.
     General  Counsel
     Ralston  Purina  Company
     Checkerboard  Square
     St.  Louis,  MO    63102

     Paul  E.  Yarick
     Vice  President  and  Treasurer
     Interstate  Bakeries  Corporation
     12  East  Armour  Boulevard
     Kansas  City,  MO    64111